Øystein Kalleklev Principal Executive Officer Øystein Kalleklev Principal Executive Officer Øystein Kalleklev Principal Executive Officer

BIMCO

BARECON 2017

STANDARD BAREBOAT CHARTER PARTY **PART I**

1. Place and date **13 November 2021**	
2. Owners (Cl. 1) (i) Name: **MI-DAS LINE S.A.** (ii) Place of registered office: **Vallarino Building, 3rd Floor, 52nd and Elvira Mendez Street, Panama City, Republic of Panama** (iii) Law of registry: **Republic of Panama**	3. Charterers (Cl. 1) (i) Name: **Flex Volunteer Limited** (ii) Place of registered office: **Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960** (iii) Law of registry: **Marshall Islands**
4. Vessel (Cl. 1 and 3) (i) Name: **Flex Volunteer** (ii) IMO number: **9862463** (iii) Flag State: **Marshall Islands** (iv) Type: **LNG carrier**	(v) GT/NT: **116430/ []** (vi) Summer DWT: **81950** (vii) When/where built: **2021/ HSHI** (viii) Classification Society: **DNV GL**
5. Date of last special survey by the Vessel's Classification Society **N/A**	6. Validity of class certificates (state number of months to apply) (i) Delivery (Cl. 3): **N/A** (ii) Redelivery (Cl. 10): **3 months**
7. Latent Defects (state number of months to apply) (Cl. 1, 3) **N/A**	8. Port or place of delivery (Cl. 3) **As per the MoA**
9. Delivery notices (Cl. 4) days' approximate notices and days' definite notices **N/A**	10. Time for delivery (Cl. 4) **As per the MoA**
11. Cancelling date (Cl. 4, 5) **N/A**	12. Port or place of redelivery (Cl. 10) **At a safe port or place in within US, Australia, or East of EU / West of FE range, always in compliance with the trading limits**
13. Redelivery notices (Cl. 10) **60, 45, 30, 15 and 5** days' approximate notices and **3 and 1 days'** definite notices	14. Trading limits (Cl. 11) **Worldwide trading, always within International Navigation Limits (INL). Charterers may breach INL against payment of additional premium/expense and with the Charterers' prior written notice to the Owners.**
15. Bunker fuels, unused oils and greases (optional, state if (a) (actual net price), or (b) (current net market price) to apply) (Cl. 9) **Clause 9 (a) to apply**	16. Charter period (Cl. 2) **10 years +/- 90 days in Charterers option**
17. Charter hire (state currency and amount) (Cl. 2, 10 and 15) (i) Charter hire: [redacted] **net per day** (ii) Charter hire for optional period: **N/A**	18. Optional period and notice (Cl. 2) (i) State extension period in months: **N/A** (ii) State when declarable: **N/A**

Øystein M. Kalleklev
Chief Executive Officer

MI-DAS LINE S.A.

GENJI OHKOUCHI
PRESIDENT

19. Rate of interest payable (Cl. 15(g)) **LIBOR + 3% pa**	20. Owners' bank details (state beneficiary and bank account) (Cl. 15) BANK NAME: SUMITOMO MITSUI BANKING CORPORATION. BRANCH NAME: NIIHAMA BRANCH SWIFT CODE: SMBCJPJT BANK ADDRESS: 1-7-33, NAKASUKACHO, NIIHAMA-SHI, EHIME, JAPAN BENEFICIARY'S USD ACCOUNT NO: 0107370 BENEFICIARY: MI-DAS LINE S.A. BENEFICIARY ADDRESS: VALLARINO BUILDING, 3RD FLOOR,FIFTY SECOND(52) AND ELVIRA MENDEZ STREET, CITY OF PANAMA, REPUBLIC OF PANAMA
21. New class and other regulatory requirements (Cl. 13(b)) (i) State if 13(b)(i) or (ii) to apply: **Clause 13 (b) (i) to apply** (ii) Threshold amount (AMT): **N/A** (iii) Vessel's expected remaining life in years on the date of delivery: **N/A**	
22. Mortgage(s), if any (state if 16(a) or (b) to apply; if 16(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 1, 16) **Clause 16 b) to apply - date of Loan Agreement to be advised by Owners.**	
23. Insured Total Loss value (Cl. 17) **See clause 46**	24. Insuring party (state if Cl. 17(b) (Charterers to insure) or Cl. 17(c) (Owners to insure) to apply) **Clause 17 (b) to apply**
25. Performance guarantee (state amount and entity) (Cl. 27) (optional) **See clause 52**	
26. Dispute Resolution (state 33(a), 33(b), 33(c) or 33(d); if 33(c) is agreed, state Singapore or English law; if 33(d) is agreed, state governing law and place of arbitration) (Cl. 33) **(a) English law, London arbitration**	
27. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies and if "yes", complete details below) (optional) **No** (i) Name of Builders: (ii) Hull number: (iii) Date of newbuilding contract: (iv) Liquidated damages for physical defects or deficiencies (state party): (v) Liquidated damages for delay in delivery (state party):	
28. Purchase Option (indicate with "yes" or "no" whether PART IV applies) (optional) **No**	29. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies and if "yes", complete details below) (optional) **No** (i) Underlying Registry: (ii) Bareboat Charter Registry:
30. Notices to Owners (state full style details for serving notices) (Cl. 34)	31. Notices to Charterers (state full style details for serving notices) (Cl. 34) **Flex Volunteer Limited** **c/o Flex LNG Management AS** **Bryggegata 3** **0250 Oslo, Norway** **e-mail: finance@flexlng.com** **Att: CFO**

OMK

MI-DAS LINE S.A.

It is mutually agreed that this Charter Party shall be performed subject to the conditions contained in this Charter Party which shall include PART I and PART II and the rider clauses attached hereto. In the event of a conflict of conditions, the provisions of the rider clauses shall prevail over those of PART I and/or PART II, while the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter Party if expressly agreed and stated in Box 27, 28 and 29. If PART III and/or PART IV and/or PART V applies, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)
[signature]	[signature]

Øystein Kalleklev
Principal Executive Officer

PART II

BARECON 2017 Standard Bareboat Charter Party

1. Definitions

In this Charter Party:

"Banking Day" means a day on which banks are open in the places stated in Boxes 2, 3, 30 and 31, and in Japan, and, for payments in US dollars, in New York.

"Charterers" means the party identified in Box 3.

"Charterers Down Payment" means the payment of USD 55,000,000 by the Charterers to the Owners, which shall be made in accordance with clause 15.

"Crew" means the Master, officers and ratings and any other personnel employed on board the Vessel.

~~"Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument as identified in Box 22.~~

"Flag State" means the flag state in Box 4 or such other flag state to which the Charterers may have re-registered the Vessel with the Owners' consent during the Charter Period.

~~"Latent Defect" means a defect which could not be discovered on such an examination as a reasonably careful skilled person would make.~~

"Owners" means the party identified in Box 2.

"Total Loss" means an actual, constructive, compromised or agreed total loss of the Vessel under the insurances.

"Vessel" means the vessel described in Box 4 including its equipment, machinery, boilers, fixtures and fittings.

See also clause 39.

2. Charter Period

The Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 16 ("Charter Period").

~~The Charterers shall have the option to extend the Charter Period by the period stated in Box 18(i) at the rate stated in Box 17(ii), which option shall be exercised by written notice to the Owners latest as stated in Box 18(ii).~~

Subject to the terms and conditions herein provided, during the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect.

3. Delivery

See clause 44 ~~(not applicable when Part III applies, as stated in Box 27).~~

~~(a) The Owners shall deliver the Vessel in a seaworthy condition and in every respect ready for service under this Charter Party and in accordance with the particulars stated in Boxes 4 to 6.~~

~~If the Charterers have inspected the Vessel prior to delivery, the Vessel shall be delivered by the Owners in the same condition as at the time of inspection, fair wear and tear excepted.~~

OMK

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place stated in Box 8 at such readily accessible safe berth or mooring as the Charterers may direct.~~

~~(b) The Vessel shall be properly documented on delivery in accordance with the laws and regulations of the Flag State and the requirements of the Classification Society stated in Box 4. The Vessel upon delivery shall have its survey cycles up to date and class certificates valid and unextended for at least the number of months stated in Box 6(i) free of any conditions or recommendations. If Box 6(i) is not filled in, then six (6) months shall apply.~~

~~(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals arising out of Latent Defects in the Vessel existing at the time of delivery under this Charter Party, provided such Latent Defects manifest themselves within the number of months after delivery stated in Box 7. If Box 7 is not filled in, then twelve (12) months shall apply.~~

4. Time for Delivery

See clause 44~~(not applicable when Part III applies, as stated in Box 27)~~

~~The Vessel shall not be delivered before the date stated in Box 10 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date stated in Box 11.~~

~~The Owners shall keep the Charterers informed of the Vessel's itinerary for the voyage leading up to delivery and shall serve the Charterers with the number of days approximate/definite notices of the Vessel's delivery stated in Box 9. Following the tender of any such notices the Owners shall give or allow to be given to the Vessel only such further employment orders as are reasonably expected when given to allow delivery to occur by the date notified.~~

5. Cancelling

See clause 44~~(not applicable when Part III applies, as stated in Box 27)~~

~~(a) Should the Vessel not be delivered by the cancelling date stated in Box 11, the Charterers shall have the option of cancelling this Charter Party.~~

~~(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within three (3) Banking Days of the receipt by the Charterers of such notice. If the Charterers do not then exercise their option of cancelling, the readiness date stated in the Owners' notice shall be substituted for the cancelling date stated in Box 11 for the purpose of this Clause 5 (Cancelling).~~

~~(c) Cancellation under this Clause 5 (Cancelling) shall be without prejudice to any claim the Charterers may otherwise have against the Owners under this Charter Party.~~

6. Familiarisation

(a) ~~The Charterers shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the delivery of the Vessel.~~

~~The Charterers and the Charterers' representatives shall sign the Owners' usual letter of indemnity prior to embarkation.~~

OMK

~~(b) The Owners shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the redelivery of the Vessel.~~

~~The Owners and the Owners' representatives shall sign the Charterers' usual letter of indemnity prior to embarkation.~~

~~(c) Such representatives shall be on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.~~

7. Surveys on Delivery and Redelivery

(a) The Owners and Charterers shall each appoint and pay for their respective surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of ~~delivery and~~ redelivery hereunder. ~~The Owners shall bear all the Vessel's expenses related to the on-hire survey including loss of time, if any.~~ The Charterers shall bear all the Vessel's expenses related to the off-hire survey including loss of time, if any.

(b) Divers inspection on ~~delivery/~~re-delivery

~~The Charterers shall have the option at delivery and t~~The Owners shall have the option at redelivery, at their ~~respective~~ time, cost and expense~~,~~ (unless damage affecting the class is found, in which case the Charterers shall bear all the cost including the repair of the damage), to arrange for an underwater inspection by a diver approved by the Classification Society, in the presence of a Classification Society surveyor, to determine the condition of the rudder, propeller, bottom and other underwater parts of the Vessel.

8. Inventories

An ~~complete~~ inventory of the Vessel's main equipment~~, outfit,~~ and spare parts ~~and consumable stores~~ on board the Vessel shall be provided by the Charterers ~~made by the parties~~ on delivery and redelivery of the Vessel.

9. Bunker fuels, oils and greases

The ~~Charterers and the~~ Owners~~, respectively,~~ shall at the time of ~~delivery and~~ redelivery take over and pay for all bunker fuels and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums at:

(a)* The actual price paid by the Charterers (excluding barging expenses) as evidenced by invoices or vouchers.

(b)* ~~The current market price (excluding barging expenses) at the port and date of delivery/redelivery of the Vessel or, if unavailable, at the nearest bunkering port.~~

*Subclauses (a) and (b) are alternatives; state alternative agreed in Box 15. If Box 15 is not filled in, then subclause (a) shall apply.

10. Redelivery

See also clause 51.

If the Charterers or Owners have not exercised any of their options to purchase or sell the Vessel respectively ~~A~~at the expiration of the Charter Period the Vessel shall be redelivered by the Charterers and taken over by the Owners at the port or place stated in Box 12 at such readily accessible safe berth or mooring as the Owners may direct.

The Charterers shall keep the Owners informed of the Vessel's itinerary for the voyage leading up to redelivery and shall serve the Owners with the number of days approximate/definite notices of the Vessel's redelivery stated in Box 13.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period and in accordance with the notices given. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 17(i) applicable at the time plus ten (10) per cent or the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. Such payment of the enhanced hire rate shall be without prejudice to any claims the Owners may have against the Charterers in this respect. All other terms, conditions and provisions of this Charter Party shall continue to apply.

Subject to the provisions of Clause 13 (Maintenance and Operation), the Vessel shall be redelivered to the Owners in the same condition and class as that in which it was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and class certificates valid and unextended for at least the number of months agreed in Box 6(ii) free of any conditions or recommendations. If Box 6(i) is not filled in, then six (6) months shall apply.

All plans, drawings and manuals (excluding ISM/ISPS manuals) and maintenance records shall remain on board and accessible to the Owners upon redelivery. Any other technical documentation regarding the Vessel which may be in the Charterers' possession shall promptly after redelivery be forwarded to the Owners at their expense, if they so request. The Charterers may keep the Vessel's log books but the Owners shall have the right to make copies of the same.

11. Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of lawful merchandise in such waters and environments as the Vessel's capabilities and specifications allow within the trading limits stated in Box 14.

The Charterers undertake not to employ the Vessel or allow the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to additional premium or otherwise as the insurers may require.

The Charterers will not do or permit to be done anything which would ~~might~~ cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

However, (a) any country designated pursuant to any applicable international sanctions, prohibitions or restrictions (including those imposed by any "Sanction Authority" which means United Nations, United States of America, European Union, United Kingdom, Japan or Panama), which sanctions, prohibitions or restrictions may be amended from time to time during the Charter Period, (b) North Korea, (c) Israel and (d) other countries sanctioned / boycotted / banned by UN, USA, Japan or Panama to be excluded from trading. If the situation of the country(ies) or a country excluded from trading is changed, both parties will discuss.

Notwithstanding any other provisions contained in this Charter Party it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter Party. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

12. Contracts of Carriage

(a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause which shall incorporate the Hague-Visby Rules unless any other legislation relating to carrier's liability for cargo is compulsorily applicable in the trade. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

(b) ~~The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter Party shall contain a paramount clause which shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto, unless any other legislation relating to carrier's liability for passengers and their luggage is compulsorily applicable in the trade.~~

13. Maintenance and Operation

(a) Maintenance

The Charterers shall properly maintain the Vessel in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, at their own expense, maintain the Vessel's Class with the Classification Society stated in Box 4 and all necessary certificates, without any overdue recommendations or conditions.

(b) New Class and Other Regulatory Requirements

(i)* In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation ("Required Modification"), all such costs shall be for the Charterers' account.

~~(ii)* In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of a Required Modification, the costs shall be apportioned as follows:~~

~~(1) if the costs of the Required Modification are less than the amount stated in Box 21(ii), such costs shall be for the Charterers' account;~~

~~(2) if the costs of the Required Modification are greater than the amount stated in Box 21(ii), the Charterers' portion of costs shall be apportioned using the formula below; all costs other than the Charterers' portion shall be for the Owners' account.~~

~~AMT = agreed amount stated in Box 21(ii)~~

~~CRM = cost of Required Modification~~

~~MEL = modification's expected life in years~~

~~VEL = the Vessel's expected remaining life in years stated in Box 21(iii) less the number of years between the date of delivery and the date of the modification.~~

~~RPY = remaining charter period in years~~

~~(i) If the Required Modification is expected to last for the remaining life of the Vessel, then:~~

~~Charterers' portion of costs~~ $= \frac{CRM}{VEL} x\ RPY$

~~(ii) If the Required Modification is not expected to last for the remaining life of the Vessel, then:~~

~~Charterers' portion of costs~~ $= \frac{CRM}{MEL} x\ RPY$

*Subclauses 13(b)(i) and 13(b)(ii) are alternatives, state alternative agreed in Box 21(i). If Box 21(i) is not filled in, then subclause 13(b)(i) shall apply.

(c) Financial Security

The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter Party without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(d) Operation of the Vessel

The Charterers shall at their own expense crew, victual, navigate, operate, supply, fuel, maintain and repair the Vessel during the Charter Period and they shall be responsible for all costs and expenses whatsoever relating to their use and operation of the Vessel, including any taxes and fees. The Crew shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

(e) Information to Owners

The Charterers shall keep the Owners advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required by the Owners.

(f) Flag and Name of Vessel

The Vessel shall at the Delivery Date be registered in the name of the Owners in the Flag State. The Charterers shall be responsible for the maintenance of and compliance with all administrative and reporting requirements of the Flag State in respect of the Vessel, and for the payment of all costs, charges, expenses, fees and taxes (including tonnage taxes) charged to the Owners or the Charterers by the Flag State, save for any taxes levied on Owners' income or profit.

In addition to above payments, the following costs are payable by the Charterers:
(a) Any fees and expenses for flag registration of the Vessel in Marshall Islands.
(b) Annual flag maintenance fees including tonnage tax of Marshall Islands.
(c) All other documentation and works required due to flag and ownership change, including change of DOC/SMC/ISSC/MLC/CLC, class certificates, change of radio and navigational aids registration, throughout the Charter period shall be for the Charterers' time and cost including agent fees. In case of a change of Ownership after delivery under this Charter for Owners' matter or reason, these costs to be for Owners' account.

During the Charter Period, the Charterers shall at their cost and expense have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' prior written consent, which shall not be unreasonably withheldwhich shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.

(g) Changes to the Vessel

Subject to subclause 13(b) (New Class and Other Regulatory Requirements), the Charterers shall make no structural or substantial changes to the Vessel without the Owners' prior written approval. If the Owners agree

OMK

to such changes, the Charterers shall, if the Owners so require, restore the Vessel, prior to redelivery of the Vessel, to its former condition.

(h) Use of the Vessel's Outfit and Equipment

The Charterers shall have the use of all outfit, equipment and spare parts on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as on delivery as per the inventory (see Clause 8 (Inventories)), ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such equipment that become unfit for use. The Charterers shall procure that all repairs to or replacement of any damaged, worn or lost parts or equipment will be effected in such manner (both as regards workmanship and quality of materials, including spare parts) as not to diminish the value of the Vessel.

The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the Charter Period if requested by the Owners. Any hired equipment on board the Vessel at the time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new hired equipment required in order to comply with any regulations.

(i) Periodical Dry-Docking

The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once every sixty (60) calendar months or such other period as may be required by the Classification Society or Flag State.

14. Inspection during the Charter Period

The Owners shall have the right at any time ~~at any time~~ after giving reasonable notice to the Charterers to inspect the Vessel or instruct a duly authorised surveyor to carry out such inspection on their behalf to ascertain its condition and satisfy themselves that the Vessel is being properly repaired and maintained or for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel).

The fees for such inspections shall be paid for by the Owners. All time used in respect of inspection shall be for the Charterers' account and form part of the Charter Period, provided the inspection does not unduly interfere with the commercial operation of the Vessel.

The Charterers shall also permit the Owners to inspect the Vessel's class records, log books, certificates, maintenance and other records whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

15. Hire

(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter Party.

(b) The Charterers shall pay to the Owners for the hire of the Vessel ~~a lump sum in~~ the amount stated in Box 17(i) per day which shall be payable not later than every month ~~thirty (30) running days~~ in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period. If hire payment date falls due on a day which is not a Banking Day, hire to be paid one day prior to that date. Full amount of hire shall be available in the Owners' account on monthly basis by the due date.

OMK

In addition, the Charterers shall pay the Charterers' Down Payment by way of set-off against the purchase price under the MoA upon delivery thereunder. The Charterers' Down Payment shall be non-refundable in any event whatsoever after delivery under the MoA.

(c) Payment of hire shall be made to the Owners' bank account stated in Box 20.

(d) All payments of Charter Hire and any other payments due under this Charter shall be made without any set-off whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature. If the Charterers are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owners receive a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made.

(e) If the Charterers fail to make punctual payment of hire due, the Owners shall give the Charterers three (3) Banking Days written notice to rectify the failure, and when so rectified within those three (3) Banking Days following the Owners' notice, the payment shall stand as punctual.

Failure by the Charterers to pay hire due in full within three (3) Banking Days of their receiving a notice from Owners shall entitle the Owners, without prejudice to any other rights or claims the Owners may have against the Charterers, to terminate this Charter Party at any time thereafter, as long as hire remains outstanding.

(f) If the Owners choose not to exercise any of the rights afforded to them by this Clause in respect of any particular late payment of hire, or a series of late payments of hire, under the Charter Party, this shall not be construed as a waiver of their right to terminate the Charter Party.

(g) Any delay in payment of hire shall entitle the Owners to interest at the ~~rate per annum as agreed in Box 19. If Box 19 has not been filled in, the~~ one month Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 17, as quoted on the date when the hire fell due, increased by three (3) per cent.~~, shall apply.~~

(h) Payment of interest due under subclause 15(g) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

(i) Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly. Any surplus or deficit in hire paid as aforesaid shall be settled at redelivery.

16. Mortgage

(only to apply if Box 22 has been appropriately filled in)

(a)* ~~The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

(b)* The Vessel chartered under this Charter Party will be~~is~~ financed by a mortgage according to the Loan Agreement ~~the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter Party by the mortgagee(s) in conformity with the Financial Instrument, including the display or posting of such notices as the Mortgagees may require. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the~~

~~mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 22 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 22 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*(Optional, Subclauses 16(a) and 16(b) are alternatives; indicate alternative agreed in Box 22).

17. Insurance - see also clause 46

(a) General

(i) The value of the Vessel for hull and machinery (including increased value) and war risks insurance is the sum stated in Box 23, or such other sum as the parties may from time to time agree in writing. The party insuring the Vessel shall do so on such terms and conditions and with such insurers as the other party shall approve in writing, which approval shall not be unreasonably withheld, and shall name the other party as co-assured.

(ii) Notwithstanding that the parties are co-assured, these insurance provisions shall neither exclude nor discharge liability between the Owners and the Charterers under this Charter Party, but are intended to secure payment of the loss insurance proceeds as a first resort to make good the Owners' loss. If such payment is made to the Owners it shall be treated as satisfaction (but not exclusion or discharge) of the Charterers' liability towards the Owners. For the avoidance of doubt, such payment is no bar to a claim by the Owners and/or their insurers against the Charterers to seek indemnity by way of subrogation.

(iii) Nothing herein shall prejudice any rights of recovery of the Owners or the Charterers (or their insurers) against third parties.

(b)* Charterers to Insure

(i) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war, and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with subclause 13(c) (Financial Security)).

(ii) Such insurances shall be arranged by the Charterers to protect the interests of the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint.

(iii) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Loan Agreement ~~Financial Instrument~~.

~~(c)* Owners to Insure~~

~~(i) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks. The Charterers shall progress claims for recovery against any third parties for the benefit of the Owners' and the Charterers' respective interests.~~

~~(ii) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with subclause 13(c) (Financial Security)).~~

~~(iii) In the event that any act or negligence of the Charterers prejudices any of the insurances herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurances.~~

OMK

M/-DAS LINES S.A.

*Subclauses 17(b) and 17(c) are alternatives, state alternative agreed in Box 24. If Box 24 is not filled in, then subclause 17(b) (Charterers to Insure) shall apply.

18. Repairs

(a) ~~Subject to the provisions of any Financial Instrument, and the approval of the Owners, t~~The Charterers shall effect all insured repairs, and undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities.

To the extent of coverage under the insurances provided for under the provisions of subclause 17(~~c~~a) and (b) and other provisions in respect of the insurances under this Charter Party ~~(Owners to Insure)~~, ~~t~~the Owners~~Charterers~~ shall be reimbursed under the ~~Owners'~~ Charterers' insurances for any expenditures incurred as a result of Charterers' failure to perform their obligations hereunder, any such expenditures to be reimbursed upon presentation of accounts together with the default interest as per clause 15 g) from the date when the expenditure was incurred to the date of reimbursement.

(b) The Charterers shall remain responsible for and effect repairs and settlement of costs and expenses incurred thereby in respect of all repairs not covered by the insurances and/or not exceeding any deductibles provided for in the insurances.

(c) All time used for repairs under the provisions of subclauses 18(a) and 18(b) ~~and for repairs of Latent Defects according to Clause 3 (Delivery) above~~, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.

19. Total loss - see also Clause 46

(a) The Charterers shall be liable to the Owners by way of damages if the Vessel becomes a Total Loss. ~~Subject to the provisions of any Financial Instrument, if~~ If the Vessel becomes a Total Loss, all insurance payments for such loss shall be paid to the Owners who shall distribute the monies between the Owners and the Charterers according to their respective interests, which shall satisfy (but not exclude or discharge) the Charterers' liability to the Owners thereof. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a Total Loss.

(b) Notwithstanding any other clause herein, it is recognised that the Charterers have a continuing obligation to protect and preserve the Vessel as an asset of the Owners. The Charterers shall have a continuing duty after the termination of the Charter Party to preserve and present claims on behalf of Owners and Charterers and/or any subrogated insurers against any third party held responsible for the Total Loss during the Charter Period and account for any recovery achieved.

(c) The Owners or the Charterers, as the case may be, shall upon the request of the other party, promptly execute such documents as may be required to enable the other party to abandon the Vessel to the insurers and claim a constructive total loss.

20. Lien

The Owners shall have a lien upon all cargoes, hires and freights (including deadfreight and demurrage) belonging or due to the Charterers or any sub-charterers, for any amounts due under this Charter Party and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned.

21. Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel.

22. Indemnity

(a) The Charterers shall indemnify the Owners against any loss, damage or expense arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period, except where such lien is arising by reason of a default by the Owners. This shall include indemnity for any loss, damage or expense arising out of or in relation to any international convention which may impose liability upon the Owners.

(b) Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing bills of lading or other documents.

(c) If the Vessel is arrested or otherwise detained for any reason whatsoever other than those covered in subclause (d), the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

(d) If the Vessel is arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter Party) as a direct consequence of such arrest or detention.

23. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

24. Wreck Removal

If the Vessel becomes a wreck, or any part of the Vessel is lost or abandoned, and is an obstruction to navigation or poses a hazard and has to be raised, removed, destroyed, marked or lit by order of any lawful authority having jurisdiction over the area or as a result of any applicable law, the Charterers shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the Vessel and shall indemnify the Owners against any sums whatsoever, which the Owners become liable to pay as a consequence.

25. General Average

The Owners shall not contribute to General Average.

26. Assignment, Novation, Sub-Charter and Sale

(a) The Charterers shall not assign or novate this Charter Party nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.

(b) The Owners shall not sell the Vessel during the currency of this Charter Party except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting a novation of this Charter Party.

However, the Owners have the right to transfer the ownership of the Vessel to any entity which has no other activity and is not a party to any existing loan or leasing agreement and which is directly or indirectly wholly-owned by the Okochi Family with a prior written notice to the Charterers subject to the following:

i) A new performance guarantee from Doun Kisen Co., Ltd. will be provided;
ii) a new Quiet Enjoyment Letter in favour of the Charterers will be provided; and

OMK

iii) the proposed new owner entity fulfils the KYC-requirements of Charterers and their bank.

(c) The Owners shall be entitled to assign their rights under this Charter Party.

27. Performance Guarantee - See clause 52

~~(Optional, to apply only if Box 25 filled in)~~

~~The Charterers undertake to furnish, before delivery of the Vessel, a guarantee or bond in the amount of and from the entity stated in Box 25 in a form acceptable to the Owners as guarantee for full performance of their obligations under this Charter Party.~~

28. Anti-Corruption

(a) The parties agree that in connection with the performance of this Charter Party they shall each:

(i) comply at all times with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation and/or by any person providing services for it or on its behalf; and

(ii) make and keep books, records, and accounts which in reasonable detail accurately and fairly reflect the transactions in connection with this Charter Party.

(b) If either party fails to comply with any applicable anti-corruption legislation, it shall defend and indemnify the other party against any fine, penalty, liability, loss or damage and for any related costs (including, without limitation, court costs and legal fees) arising from such breach.

(c) Without prejudice to any of its other rights under this Charter Party, either party may terminate this Charter Party without incurring any liability to the other party if:

(i) at any time the other party or any member of its organisation has committed a breach of any applicable anti-corruption legislation in connection with this Charter Party; and

(ii) such breach causes the non-breaching party to be in breach of any applicable anti-corruption legislation.

Any such right to terminate must be exercised without undue delay.

(d) Each party represents and warrants that in connection with the negotiation of this Charter Party neither it nor any member of its organisation has committed any breach of applicable anti-corruption legislation. Breach of this subclause (d) shall entitle the other party to terminate the Charter Party without incurring any liability to the other.

29. Sanctions and Designated Entities

(a) The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America or any other Sanction Authority as defined in clause 11.

(b) The Owners and the Charterers respectively warrant for themselves (and in the case of any sub-charter, the Charterers further warrant in respect of any sub-charterers, shippers, receivers, or cargo interests) that at the date of this fixture and throughout the duration of this Charter Party they are not subject to any of the sanctions, prohibitions, restrictions or designation referred to in subclause (a) which prohibit or render unlawful any performance under this Charter Party. The Owners further warrant that the Vessel is not a designated vessel.

OMK

A.M. DAS LINES.A.

(c) If at any time during the performance of this Charter Party either party becomes aware that the other party is in breach of warranty in this Clause, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by any body acting with powers to compel compliance, including where applicable the Owners' Flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may, in its option, terminate the Charter Party forthwith in accordance with Clause 31 (Termination).

(d) If, in compliance with the provisions of this Clause, anything is done or is not done, such shall not be deemed a deviation but shall be considered due fulfilment of this Charter Party.

(e) Notwithstanding anything in this Clause to the contrary, the Owners or the Charterers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

(f) The Owners or the Charterers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty in this Clause.

30. Requisition/Acquisition

(a) In the event of the requisition for hire of the Vessel by any governmental or other competent authority at any time during the Charter Period, this Charter Party shall not be deemed to be frustrated or otherwise terminated. The Charterers shall continue to pay hire according to the Charter Party until the time when the Charter Party would have expired or terminated pursuant to any of the provisions hereof. However, if any requisition hire or compensation is received by the Owners for the remainder of the Charter Period or the period of the requisition, whichever is shorter, it shall be payable by the Owners to the Charterers.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any compulsory acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when Compulsory Acquisition may occur, this Charter Party shall be deemed terminated as of the date of such Compulsory Acquisition. In such event hire to be considered as earned and to be paid up to the date and time of such Compulsory Acquisition. The Owners shall be entitled to any compensation received for such Compulsory Acquisition up to the amount due to Owners following a total loss of the Vessel as per clause 46.2.5 (i), while any remaining compensation shall be payable to the Charterers. The Charterers shall notify the Owners and the Mortgagee of any Compulsory Acquisition or any occurrence in consequence of which the Vessel is likely to become a Compulsory Acquisition.

31. Termination

(a) Charterers' Default - See clause 50

~~The Owners shall be entitled to terminate this Charter Party by written notice to the Charterers under the following circumstances and to claim damages including, but not limited to, for the loss of the remainder of the Charter Party:~~

~~(i) Non-payment of hire (see Clause 15 (Hire)).~~

~~(ii) Charterers' failure to comply with the requirements of:~~

~~(1) Clause 11 (Trading Restrictions); or~~

~~(2) Subclause 17(b) (Charterers to Insure).~~

OMK

~~(iii) The Charterers do not rectify any failure to comply with the requirements of subclause 13(a) (Maintenance) as soon as practically possible after the Owners have notified them to do so and in any event so that the Vessel's insurance cover is not prejudiced.~~

(b) Owners' Default

The Charterers shall be entitled to terminate this Charter Party with immediate effect by written notice to the Owners and to claim damages including, but not limited to, for the loss of the remainder of the Charter Party:

(i) If the Owners shall by any act or omission be in breach of their obligations under this Charter Party to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners; or

~~(ii) if the Owners fail to arrange or maintain the insurances in accordance with subclause 17(c) (Owners to Insure).~~

~~(c) Loss of Vessel~~

~~This Charter Party shall be deemed to be terminated, without prejudice to any accrued rights or obligations, if the Vessel becomes lost either when it has become an actual total loss or agreement has been reached with the Vessel's underwriters in respect of its constructive total loss or if such agreement with the Vessel's underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred, or has been declared missing. The date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel's underwriters, whichever occurs first.~~

(c~~d~~) Bankruptcy

Either party shall be entitled to terminate this Charter Party with immediate effect by written notice to the other party if ~~that other party~~the Charterers, Owners, Charter Guarantor or Owners' Parent has a petition presented for its winding up or administration or any other action is taken with a view to its winding up (otherwise than for the purpose of solvent reconstruction or amalgamation), or becomes bankrupt or commits an act of bankruptcy, or makes any arrangement or composition for the benefit of creditors, or has a receiver or manager or administrative receiver or administrator or liquidator appointed in respect of any of its assets, or suspends payments, or anything analogous to any of the foregoing under the law of any jurisdiction happens to it, or ceases or threatens to cease to carry on business.

If the Charterers invoke their right to terminate the Charter pursuant to this clause 31, the Charterers shall be entitled to purchase the Vessel from the Owners and the Owners shall be entitled to sell the Vessel to the Charterers for an amount equal to the applicable Owners' Total Loss Proceeds calculated in accordance with clause 46.2.5. If the Charterers or Owners exercise their right to purchase or sell the Vessel in accordance with this clause 31, delivery of the Vessel shall take place thirty (30) calendar days thereafter (or on another date mutually agreed between the Parties) and clause 47.2 shall apply mutatis mutandis in respect of such delivery.

~~(e) The termination of this Charter Party shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

32. Repossession

In the event of the early termination of this Charter Party in accordance with the applicable provisions of this Charter Party, the Owners shall have the right to repossess the Vessel from the Charterers at its current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of this Charter Party. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners'

OMK

M/T-DAS LINE S.A.

representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Crew shall be the sole responsibility of the Charterers.

33. BIMCO Dispute Resolution Clause 2017

(a)* This Charter Party shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of the sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor any counterclaim exceeds the sum of USD 400,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)* This Charter Party shall be governed by U.S. maritime law or, if this Charter Party is not a maritime contract under U.S. law, by the laws of the State of New York. Any dispute arising out of or in connection with this Charter Party shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen. The decision of the arbitrators or any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the SMA Rules current as of the date of this Charter Party.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the SMA Rules for Shortened Arbitration Procedure current as of the date of this Charter Party.~~

~~(c)* This Charter Party shall be governed by and construed in accordance with Singapore**/English** law.~~

~~Any dispute arising out of or in connection with this Charter Party, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in Singapore in accordance with the Singapore International Arbitration Act (Chapter 143A) and any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

OMK

DAS LINES S.A.-MI

~~The arbitration shall be conducted in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (SCMA) current at the time when the arbitration proceedings are commenced.~~

~~The reference to arbitration of disputes under this Clause shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator and give notice that it has done so within fourteen (14) calendar days of that notice and stating that it will appoint its own arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 150,000 (or such other sum as the parties may agree) the arbitration shall be conducted before a single arbitrator in accordance with the SCMA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~**Delete whichever does not apply. If neither or both are deleted, then English law shall apply by default.~~

~~(d)* This Charter Party shall be governed by and construed in accordance with the laws of the place mutually agreed by the Parties and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(e) The parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Charter Party. In the case of any dispute in respect of which arbitration has been commenced under subclause (a), (c) or (d), the following shall apply:~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further fourteen (14) calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~

OMK

(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

*Subclauses (a), (b), (c) and (d) are alternatives; indicate alternative agreed in Box 26.

If Box 26 in Part I is not appropriately filled in, subclause (a) of this Clause shall apply. Subclause (e) shall apply in all cases except for alternative (b).

34. Notices

All notices, requests and other communications required or permitted by any clause of this Charter Party shall be given in writing and shall be sufficiently given or transmitted if delivered by hand, email, express courier service or registered mail and addressed if to the Owners as stated in Box 30 or such other address or email address as the Owners may hereafter designate in writing, and if to the Charterers as stated in Box 31 or such other address or email address as the Charterers may hereafter designate in writing. Any such communication shall be deemed to have been given on the date of actual receipt by the party to which it is addressed.

35. Partial Validity

If by reason of any enactment or judgment any provision of this Charter Party shall be deemed or held to be illegal, void or unenforceable in whole or in part, all other provisions of this Charter Party shall be unaffected thereby and shall remain in full force and effect.

36. Entire Agreement

This Charter Party (which includes the rider clauses attached hereto) is the entire agreement of the parties, which supersedes all previous written or oral understandings and which may not be modified except by a written amendment signed by both parties.

37. Headings

The headings of this Charter Party are for identification only and shall not be deemed to be part hereof or be taken into consideration in the interpretation or construction of this Charter Party.

38. Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

OMK

PART III
BARECON 2017 Standard Bareboat Charter Party
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(OPTIONAL, only applicable if Box 27 has been completed)

1. Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the building contract between the Builders and the Owners including the specifications and plans incorporated therein ("Building Contract"). The Owners shall provide the Charterers with a copy of the Building Contract to the extent relevant to this Charter Party.

(b) No variations shall be made to the Building Contract without the Charterers' prior written consent. The Charterers shall be entitled to request change orders in accordance with the Building Contract. Any additional costs or consequences due to Charterers' change orders shall be borne by the Charterers.

(c) The Owners and the Charterers will liaise and cooperate in all matters regarding the construction of the Vessel and the Building Contract. The Charterers shall have the right to send their representative to the Builders' yard to inspect the Vessel during its construction.

(d) The Owners shall assign their guarantee rights under the Building Contract to the Charterers, if permitted. If not permitted, the Owners shall exercise their guarantee rights against the Builders for the benefit of the Charterers. The Charterers shall be obliged to accept such sums as the Owners are reasonably able to recover under the guarantee provisions of the Building Contract.

2. Delivery and Cancellation

(a) (i) Subject to the provisions of Clause 3 (Liquidated Damages) hereunder, the Charterers shall be obliged to accept the Vessel from the Owners, constructed and delivered in accordance with the Building Contract and including buyers' supplies, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any.

(ii) The date of delivery for the purpose of this Charter shall be the date (the "Delivery Date") when the Vessel is in fact delivered by the Builders to the Owners in accordance with the Building Contract, whether that is before or after the scheduled delivery date under the Building Contract. The Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter Party, except to the extent caused solely by the Owners' acts or omissions resulting in a default by the Owners under the Building Contract. The Owners shall be responsible to the Charterers for any direct losses incurred by the Charterers, if the Vessel is not delivered to the Owners due solely to the Owners' acts or omissions resulting in a default by the Owners under the Building Contract.

(iii) The Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance evidencing delivery of the Vessel hereunder.

(b) (i) The Owners' obligation to charter the Vessel to the Charterers hereunder is conditional upon delivery of the Vessel to the Owners by the Builders in accordance with the Building Contract.

(ii) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel and exercise that right, the Owners shall be entitled to cancel this Charter Party by written notice to the Charterers.

(iii) If for any reason the Owners become entitled to cancel the Building Contract and exercise that right, the Owners shall be entitled to cancel this Charter Party by written notice to the Charterers. If, however, the Owners do not exercise their right to cancel the Building Contract, the Charterers shall be entitled to cancel this Charter Party by written notice to the Owners.

PART III

BARECON 2017 Standard Bareboat Charter Party

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(OPTIONAL, only applicable if Box 27 has been completed)

~~3. Liquidated Damages~~

~~(a) Any liquidated damages for physical defects or deficiencies and any costs incurred in pursuing a claim therefor shall be credited to the party stated in Box 27(iv) or if not filled in shall be shared equally between the parties.~~

~~(b) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall be credited to the party stated in Box 27(v) or if not filled in shall be shared equally between the parties.~~

PART IV

BARECON 2017 Standard Bareboat Charter Party

PURCHASE OPTION

(OPTIONAL, only applicable if Box 28 has been completed)

1. ~~The Charterers shall have an option to purchase the Vessel (the "Purchase Option") exercisable on each of the dates stated below as follows:~~

~~Date (state number of months after delivery of the Vessel)~~	~~Purchase Price (the "Purchase Option Price")~~
~~(months)~~	~~(amount and currency)~~

2. ~~To exercise their Purchase Option, the Charterers shall notify the Owners in writing not later than six (6) months prior to the relevant date stated in the table above. Such notification shall not be withdrawn or cancelled.~~

3. ~~If the Charterers exercise their Purchase Option, the ownership of the Vessel shall be transferred to them on the relevant date. If such date is not a Banking Day, the ownership of the Vessel shall be transferred on the next Banking Day, on a strictly "as is/where is" basis, at the Charterers' sole cost and expense.~~

4. ~~The Owners shall obtain and provide the Charterers with such documents and take such actions as the Charterers may reasonably request to facilitate the sale and the registration of the Vessel under the flag designated by the Charterers.~~

5. ~~The Owners warrant that the Vessel at the time of transfer of ownership shall be free of any of Owners' encumbrance or mortgage and that they have not committed any act or omission which would impair title to the Vessel.~~

6. ~~The Owners make no representation or warranty as to the seaworthiness, value, condition, design, merchantability or operation of the Vessel, or as to the quality of the material, equipment or workmanship in the Vessel, or as to the fitness of the Vessel for any particular trade.~~

7. ~~In exchange for the transfer of ownership of the Vessel, the Charterers shall pay the Purchase Option Price to the bank account nominated by the Owners together with any unpaid charter hire and other amounts due and payable under this Charter Party.~~

8. ~~Upon payment and transfer of ownership in accordance with Clause 7 above, this Charter Party and all rights and obligations of the parties shall terminate without prejudice to all rights accrued due between the parties prior to the date of termination and any claim that either party might have.~~

OMK

M-DAS LINE S.A.

PART V

BARECON 2017 Standard Bareboat Charter Party

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(OPTIONAL, only to apply if expressly agreed and stated in Box 29)

1. ~~Definitions~~

~~"Bareboat Charter Registry" shall mean the registry stated in Box 29(ii) whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of this Charter Party.~~

~~"Underlying Registry" shall mean the registry stated in Box 29(i) in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter registration.~~

~~2. The Owners have agreed to and the Charterers shall arrange for the Vessel to be registered under the Bareboat Charter Registry. The Charterers shall be responsible for all costs thereof.~~

~~3. Upon termination of this Charter Party for any reason whatsoever the Charterers shall immediately arrange for the deletion of the Vessel from the Bareboat Registry.~~

~~4. In the event of the Vessel being deleted from the Bareboat Charter Registry due to any default by the Owners, the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter Party.~~

RIDER CLAUSES

to a bareboat charter party

dated 13 November 2021 between

MI-DAS Line S.A. of Panama as Owners

and

Doun Kisen Co., Ltd of Japan as Owners' Parent

and

Flex Volunteer Limited of the Marshall Islands as Charterers

and

Flex LNG Ltd. and Flex LNG Fleet Limited of Bermuda as Charter Guarantor

regarding "Flex Volunteer" (IMO no. 9862463)

OMK

39. ADDITIONAL DEFINITIONS

39.1 In this Charter, unless the context otherwise requires, the following expressions shall have the following meanings:

39.1.1 **"Assignment of Insurances"** means an assignment by way of security of the Charterers' interests and the Owners' interests under the Vessel's insurances in form and substance acceptable to the Owners and Mortgagee.

39.1.2 "**Charter Guarantee**" means the guarantee to be provided by the Charter Guarantor pursuant to Clause 52.

39.1.3 "**Charter Guarantor**" means Flex LNG Ltd and Flex LNG Fleet Limited.

39.1.4 "**Delivery Date**" means the delivery date for the Vessel, as defined in Clause 44.3.

39.1.5 "**Loan Agreement**" means the loan agreement to be entered into between the Owners and Mortgagee to finance the acquisition of the Vessel.

39.1.6 "**Management Agreement**" means a management agreement covering commercial and/or technical management of the Vessel to be entered into between the Charterers and a Manager.

39.1.7 "**Manager**" means Flex LNG Fleet Management AS or any other reputable technical and/or commercial manager appointed by the Charterers to manage the Vessel.

39.1.8 "**Minimum Insured Value**" shall have the meaning ascribed to such term in the table set out in Clause 46.2.5

39.1.9 "**MoA**" means a memorandum of agreement of even date herewith made between the Owners (as buyers) and the Charterers (as sellers) in connection with the sale and purchase of the Vessel, for a purchase price of USD 215 million.

39.1.10 "**Mortgage**" means a first priority mortgage over the Vessel in favour of the Mortgagee.

39.1.11 "**Mortgagee**" means Sumitomo Mitsui Banking Corporation.

39.1.12 "**Owners' Parent**" means Doun Kisen Co., Ltd.

39.1.13 "**Owners' Parent Guarantee**" means the guarantee provided by the Owners' Parent pursuant to Clause 54.

39.1.14 "**Owners' Total Loss Proceeds**" shall have the meaning ascribed to such term in the table set out in Clause 46.2.5.

39.1.15 "**Payment Date**" means a date on which payment is made pursuant to clause 15.

39.1.16 "**Security Documents**" means the Assignment of Insurances.

39.1.17 "**Termination Event**" means any of the events listed in Clause 50.1.

OMK

A. MI-DAS LINE S.A.

39.1.18 "**Total Loss Year**" shall have the meaning ascribed to such term in the table set out in Clause 46.2.5.

40. HIRE PERIOD

The Charter Period shall commence on the Delivery Date and shall expire on the 10th anniversary of the Delivery Date +/- 90 days in Charterers option, unless terminated earlier pursuant to the terms hereof.

41. CONDITIONS PRECEDENT

41.1 Notwithstanding anything to the contrary in this Charter or the MoA, the obligations of the Owners to take delivery of the Vessel under the MoA, and to charter the Vessel to the Charterers under this Charter, are subject to and conditional upon the following being true and correct as at the Delivery Date:-

41.1.1 delivery by the Charterers to, and acceptance by, the Owners of the Vessel pursuant to the MoA;

41.1.2 no Termination Event having occurred and continuing unremedied under this Charter, and no other event having occurred and continuing unremedied, which with the giving of notice and/or lapse of time would, if not remedied, constitute a Termination Event;

41.1.3 each of the representations and warranties contained in Clause 42 of this Charter being true and correct in all material respects on the Delivery Date by reference to the facts and circumstances then existing;

41.1.4 the Owners having received evidence that the Vessel is insured in accordance with the provisions of this Charter and that all requirements of Clauses 17 and 46.1 of this Charter in respect of such insurances have been complied with;

41.1.5 the Owners having received evidence that the appointment of a Manager under any Management Agreement has commenced and is continuing;

41.1.6 the Owners having received a class confirmation certificate in respect of the Vessel issued by the classification society indicated in Box 4 evidencing that the Vessel has no class conditions / recommendations whatsoever against class;

41.1.7 the Owners having received a copy of the Document of Compliance of the Vessel's technical manager and the Safety Management Certificate of the Vessel, if the latter is not issued before or at delivery it will be provided to the Owners as soon as available after delivery;

41.1.8 the Owners having received in a form satisfactory to the Owners each of:

(i) this Charter duly signed by Charterers and the Charter Guarantor; and

(ii) all the Security Documents;

(iii) copies of the constitutional documents of the Charterers and the Charter Guarantor, together with resolutions of the board of Directors of the Charterers and the Charter Guarantor approving and authorising the execution of the MoA, the Charter, the Charter Guarantee, the Security Documents and the other documents specified herein, to which the Charterers and Charter Guarantor

OMK

A-MI-DAS LINE S.A.

respectively are parties; and

(iv) such further documentation as may be agreed between the parties.

42. CHARTERERS' AND CHARTER GUARANTOR'S REPRESENTATIONS AND WARRANTIES

42.1 The Charterers and the Charter Guarantor acknowledge that the Owners have entered into this Charter in full reliance on the following representations and the Charterers and the Charter Guarantor now warrant to the Owners that the following statements are true and accurate:

42.1.1 The Charterers are duly incorporated and validly existing under the laws of the Marshall Islands as a private limited liability company;

42.1.2 The Charter Guarantor is duly incorporated and validly existing under the laws of Bermuda as a public limited liability company;

42.1.3 The Charterers and the Charter Guarantor have the power to conduct their business as it is now being conducted, to own or hold under lease their assets, to execute, deliver and perform their obligations under this Charter and the Charter Guarantee, and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of this Charter and the Charter Guarantee;

42.1.4 This Charter and the Charter Guarantee constitute the valid and legally binding and enforceable obligations of the Charterers and the Charter Guarantor respectively ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent) other than any such obligations preferred by law;

42.1.5 The entry into and performance of this Charter and the Charter Guarantee does not, and will not for the duration of the Charter Period, violate in any material respect (i) any existing law or regulation of any governmental or official authority or body applicable to it, or (ii) the constitutional documents, or (iii) any material agreement, contract or other undertaking to which the Charterers or the Charter Guarantor are a party or which is binding on the Charterers, the Charter Guarantor or any of their assets;

42.1.6 Each the Charter Guarantee and the Security Documents is duly executed, in full force and effect and constitutes valid and legally binding and enforceable obligations of all parties thereto;

42.1.7 All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charter, the Charter Guarantee and the Security Documents have been obtained and are, or will prior to the Delivery Date be, in full force and effect and will not be materially adversely modified or revoked, suspended, withdrawn or terminated or expire or not be renewed during the Charter;

42.1.8 No litigation, arbitration or administrative proceeding is currently being pursued or threatened against the Charterers, the Charter Guarantor or any of their assets; and

42.1.9 No Termination Event, and no event which with the giving of notice and/or lapse of time and/or relevant determination would constitute a Termination Event, has occurred, and is continuing under this Charter.

OMK

A.MI-DAS LINES S.

42.2 The representations and warranties contained in this Clause 42 (except Clause 42.1.8) shall be deemed to be repeated i) on the Delivery Date and ii) on each Payment Date as if made with reference to the facts and circumstances existing on that date.

43. OWNERS' AND OWNERS' PARENT'S REPRESENTATIONS AND WARRANTIES

43.1 The Owners and the Owners' Parent acknowledge that the Charterers have entered into this Charter in full reliance on representations by the Owners and the Owners' Parent in the following terms and the Owners and the Owners' Parent now warrant to the Charterers that the following statements are true and accurate:

43.1.1 The Owners are duly incorporated, validly existing and in good standing under the laws of Panama as a limited company;

43.1.2 The Owners' Parent is duly incorporated, validly existing and in good standing under the laws of Japan as a limited company, being the indirect owner of 100% of the shares in the Owners;

43.1.3 The Owners and the Owners' Parent have the power to conduct their business as it is now being conducted on, to own or hold under lease their assets, to execute, deliver and perform their obligations under this Charter and the Owners' Parent Guarantee, and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of this Charter and the Owners' Parent Guarantee;

43.1.4 This Charter and the Owners' Parent Guarantee constitute, or will upon execution constitute, the valid and legally binding and enforceable obligations of the Owners and the Owners' Parent respectively ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent) other than any such obligation preferred by law;

43.1.5 The entry into and performance by the Owners of this Charter and the Owners' Parent of the Owners' Parent Guarantee does not, and will not during the Charter Period, violate in any material respect (i) any existing law or regulation of any governmental of official authority or body applicable to it, or (ii) the constitutional documents, or (iii) any material agreement, contract or other undertaking to which the Owners and the Owners' Parent are a party or which is binding on the Owners, the Owners' Parent or any of their assets;

43.1.6 All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charter and the Owners' Parent Guarantee have been obtained and are, or will prior to the Delivery Date be, in full force and effect;

43.1.7 The Owners' Parent Guarantee is duly executed, in full force and effect and constitutes valid and legally binding and enforceable obligations of all parties thereto; and

43.1.8 No litigation, arbitration or administrative proceeding is currently being pursued or threatened against the Owners, the Owners' Parent or against any of their assets.

43.2 The representations and warranties contained in this Clause 43 (except Clause 43.1.8) shall be deemed to be repeated (i) on the Delivery Date and (ii) on each

OMK

A.M.-DAS LINES S.A.

Payment Date, as if made with reference to the facts and circumstances existing on such date.

44. MOA AND TERMS OF DELIVERY

44.1 The Owners' obligations to charter the Vessel to the Charterers hereunder are conditional upon delivery of the Vessel to the Owners by the Charterers pursuant to the MoA.

44.2 Subject to the Vessel being delivered to and taken over by the Owners, pursuant to the MoA, the Vessel shall forthwith and automatically be deemed to have been delivered under this Charter simultaneously with delivery by the Charterers to the Owners pursuant to the MoA.

44.3 The date and time of delivery for the purpose of this Charter shall be the date and time (the "**Delivery Date**") when the Vessel is in fact delivered by the Charterers to the Owners pursuant to the MoA as evidenced by a protocol of delivery and acceptance thereunder, whether that be before or after the scheduled date under the MoA, and the Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter.

44.4 The Charterers hereby acknowledge and agree that the Owners make no condition, term, representation or warranty, express or implied (and whether statutory or otherwise) as to seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use of the Vessel or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. Delivery to the Charterers or (as the case may be) deemed delivery of the Vessel under this Charter shall be conclusive proof that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at that time seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers.

44.5 The Charterers hereby waive all their rights in respect of any condition, term, representation, or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all their claims against the Owners howsoever and whensoever the same may arise at any time in respect of the Vessel or (except to the extent of any failure of the Owners to maintain such title to the Vessel as is passed to them by the Charterers under the MoA) the Owners' title thereto or rights therein or arising out of the operation or performance of the Vessel and the chartering thereof under this Charter.

44.6 The Charterers agree that the Owners shall be under no liability to supply any replacement vessel or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable.

44.7 The Owners and the Charterers shall on the Delivery Date sign a protocol of delivery and acceptance evidencing delivery of the Vessel hereunder.

44.8 Should the MoA be cancelled or should the Vessel become a total loss prior to its delivery under the MoA, this Charter shall be cancelled forthwith.

45. COVENANTS

45.1 <u>Information</u>

The Charterers shall promptly inform the Owners about any event which

constitutes a Termination Event, or which may materially adversely affect the Charterers' or the Charter Guarantor's ability fully to perform its obligations hereunder or under any of the Security Documents.

45.2 Compliance with laws – payment of taxes

The Charterers shall comply in all material respects with all laws to which it may be subject, hereunder all international conventions and regulations, including (i) the International Management Code for Safe Operations of Ships and for Pollution Prevention and (ii) the International Ship and Port Facility Security Code (both (i) and (ii) as adopted by the International Maritime Organisation) and (iii) any applicable national, international and state law, regulation, convention or treaty in which the Charterers conducts business or the Vessel will be operating which relates to the pollution or damage of the environment or the conditions at the workplace, including, without limitation, the carriage of oil and other pollutants and actual or threatened emissions, spills, releases or discharges of oil and other pollutants.

The Charterers shall promptly notify the Owners of all environmental matters regarding the Vessel or its operation other than insignificant incidents, if such matters may lead to a liability of the Owners or in any way adversely affect the Charterers' ability to perform its obligations hereunder.

45.3 Flag and costs

The Vessel shall on the Delivery Date be registered in the Marshall Islands.

The Charterers may change the flag and/or registration of the Vessel only with prior written consent of the Owners and the Mortgagee which shall not be unreasonably withheld.

All costs and expenses arising in connection with the registration and operation of the Vessel shall be covered by the Charterers (see also Clause 13), including costs and expenses related to the initial registration of the Vessel in the name of the Owners, and if Charterers require to change the flag as per the paragraph above, Charterers shall also cover costs and expenses related to such change of the flag and/or the re-registration of the Vessel as well as change of the mortgage over the Vessel to be made by the Owners in favour of the Mortgagee (if any).

If any such cost is paid by the Owners, the Charterers warrant that they will reimburse the relevant amount on demand provided the Owners provide documentation evidencing such payment.

45.4 Change of business, legal names and organisation etc.

The Charterers shall not engage in any other business than owning and operating of vessel, or change its legal name, type of organisation, or the jurisdiction of their organisation without the prior written consent of the Owners which shall not be unreasonably withheld.

45.5 Management

45.5.1 The Charterers shall, in the event that they at any time during the Charter Period do not manage the Vessel themselves, engage a Manager to perform the relevant services under the Management Agreement on behalf of the Charterers.

45.5.2 In the event any Management Agreement is terminated, the Charterers shall without delay enter into a new Management Agreement, unless the Charterers manage the Vessel themselves.

OMK

A.MI.-DAS LINES S.A.

45.6 Laws and safety management

Further to the above and Clause 13, the Charterers shall maintain the Vessel and its management in compliance from time to time with:

(i) all national, international and state laws, rules, regulations, treaties and conventions applicable to the Vessel, pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of oil and other pollutants and actual or threatened emissions, spills, releases or discharges of oil and other pollutants, including without limitation (hereinafter "Environmental Laws");

(ii) all national and international laws, conventions, regulations or requirements regulating the safety and management as applicable to the Vessel;

(iii) laws, regulations and requirements of the classification society, the flag state and of the coastal state applicable to the Vessel where operations are carried out,

and will obtain and comply with all applicable consents, authorisations, licences or approvals of any governmental or public body or authorities or courts, applicable to the Vessel or its operation required under any Environmental Laws, and upon it becoming aware thereof, it shall promptly notify the Owners in writing of any material breach or alleged material breach of any of the above laws, approvals or regulations.

46. INSURANCES, TOTAL LOSS AND COMPULSORY ACQUISITION

46.1 Insurances in accordance with Assignment of Insurances

The Charterers shall, throughout the Charter Period, keep the Vessel fully insured according to, and otherwise comply with the Assignment of Insurances, always;

(i) in the name of the Owners with the Charterers as co-assured and the Mortgagee as mortgagee, or otherwise as the Owners and the Charterers may agree;

(ii) in an amount of hull & machinery and war risks cover at least as set out in Clause 46.2 (or such other amount as may be agreed from time to time between the Charterers and the Owners);

(iii) upon such terms and by policies and/or entries in such forms as shall from time to time be approved by the Owners; and

(iv) insured by world-recognized first class underwriters for hull & machinery and war risks and International Group P&I (protection and indemnity) associations (hereinafter called the "approved insurers") acceptable to the Owners, such acceptance not to be unreasonably withheld.

46.2 General requirements

46.2.1 The Charterers shall, at all times keep the Vessel fully insured according to relevant market terms against such risks, in such amounts, on such terms and with such insurers as the Owners may reasonably require including, but not limited to:

(a) Hull and Machinery, Hull Interest and Freight Interest insurance;

(b) Protection & Indemnity insurance with limits representing the

A.MI-DAS LINES S.A.

OMK

cover for pollution liability as normally adopted by the industry for vessels similar to the Vessel and the requirements of the respective employment contracts from time to time; and

(c) War Risk insurance.

46.2.2 All insurances shall be renewed by the Charterers at least fourteen (14) calendar days before the relevant policies or contracts expire and the approved brokers and/or approved insurers shall promptly confirm in writing to the Owners as and when each such renewal is effected and, in the event of any renewal not being effected by the Charterers as aforesaid, shall notify the Owners forthwith;

46.2.3 The Charterers shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such insurances;

46.2.4 The Charterers shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

46.2.5 The Charterers shall procure that the policies and/or entries in respect of the insurances against marine and war risks are, in each case, endorsed with the interest of the Owners and the Mortgagee to the effect that:

(i) payment of a claim for a total loss of the Vessel shall be made to Owners (and their Mortgagee) in an amount equal to the Owners' Total Loss Proceeds in the relevant Total Loss Year as set out in the table below;

Year ("Total Loss Year")	Minimum Insured Value (US$) ("Minimum Insured Value")	Insurance Proceeds to be received by Owners (and their mortgagee) (US$) ("Owners' Total Loss Proceeds")
0-1	192,000,000	171,000,000
1-2	184,000,000	163,000,000
2-3	175,000,000	155,000,000
3-4	167,000,000	147,500,000
4-5	157,000,000	139,000,000
5-6	149,000,000	131,000,000
6-7	138,000,000	123,000,000
7-8	128,500,000	115,000,000
8-9	117,500,000	106,000,000
9-10	107,000,000	96,800,000
10+	96,000,000	88,000,000

OMK

A-MI-DAS LINES S.A.

(ii) an amount equal to the Minimum Insured Value (as set out in the table above) after deduction of the Owners' Total Loss Proceeds (both in the relevant Total Loss Year) shall be paid to the Charterers; and

(iii) payment in respect of a claim which is not a total loss of the Vessel shall, subject to the provision hereto, be made to the Charterers, to the extent required for the Charterers to make good the loss incurred and cover incurred costs relating to repair of damage and other maintenance of the Vessel in accordance with their obligations hereunder provided, however, (a) that no such claims as are payable in respect of a major casualty (that is to say a claim or the aggregate of the claims exceeds USD 5,000,000, inclusive of any deductible (or the then equivalent in any other currency)) shall be paid to the Charterers without the prior written consent of the Owners and the Mortgagee and on such terms as the Owners may require, and (b) that all such sums shall be payable as aforesaid only until such time as the Owners may otherwise direct to the contrary following a Termination Event whereupon all such sums shall be paid to the Owners or to the Mortgagee as the Owners' assignee;

46.2.6 The Charterers shall procure that the entries in respect of protection and indemnity risks shall provide for moneys payable thereunder to be paid either:

(i) to the person to whom was incurred the liability in respect of which the relevant money was paid or, unless and until the Owners or the Mortgagee shall direct (following the occurrence of any Termination Event) that they shall be paid to the Owners or to the Mortgagee; or

(ii) to the Charterers in reimbursement for any payment properly made by the Charterers to a third party;

46.2.7 Duplicates of all cover notes, policies and certificates of entry shall be furnished to the Owners for their reasonable approval and custody pursuant to established market practice;

46.2.8 The Charterers shall procure that the interest of the Owners as Owners of the Vessel and of the Mortgagee as mortgagee of the Vessel and as assignee in respect of the insurances shall be recorded on all policies and shall be confirmed to the Owners and the Mortgagee in conformity with applicable market practice and with the requirements of the Owners and the Mortgagee;

46.2.9 The Charterers shall not do, permit or suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective;

46.2.10 Without prejudice to the Charterers' obligation to keep the Vessel in repair regardless of whether insurance proceeds shall have first been received, the Charterers shall apply all such sums receivable in respect of the insurances as are paid to the Charterers in accordance with the terms of the Charter for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received; and

46.2.11 The Charterers shall not make any alteration detrimental or less favourable to the Owners or the Mortgagee to any of the Insurances

referred to in Clause 17 and/or this Clause 46 without prior written approval by the Owners and shall not make, do, consent or agree to any act or omission which might render any such instrument of insurance invalid or unenforceable or render any sum payable thereunder repayable in whole or in part. Nevertheless Charterers shall, as long as it is not detrimental to the rights of the Owners or the Mortgagee, be entitled to carry out any required changes to the insured amounts (for instance adjustment of the daily amount under the loss of hire insurance following new employment contracts, adjustment of the insured value following new brokers' estimates, compliance with Charterers' requirements in new employment contracts, etc.).

46.2.12 Notwithstanding anything to the contrary contained in this Charter, the Vessel shall be kept insured throughout the Charter Period in respect of hull and machinery / hull interest / freight interest and war risks for an amount not less than the Minimum Insured Value in the relevant Total Loss Year.

46.3 The hull and machinery basis of the insurance (as opposed to the hull interest / increased value or total loss only basis for the insurance) shall be not less than 80% of the Minimum Insured Value.

46.4 It is agreed that the Charterers may take out such additional insurance cover as they consider appropriate during the Charter Period at their own cost.

46.5 Notwithstanding anything to the contrary contained in this Charter, if the Vessel shall become a total loss, or is missing (and a notice of abandonment has been sent to insurers), hire shall cease from the date when the total loss was deemed to have occurred. In circumstances where Charter Hire has been paid in advance, such Charter Hire shall be adjusted/repaid accordingly.

46.6 For the purposes of this Charter:

46.6.1 an actual total loss of the Vessel shall be deemed to have occurred at the actual date and time the Vessel was lost, but in the event of the date of the loss being unknown, then the actual total loss shall be deemed to have occurred on the date on which it was acknowledged by the insurers to have occurred;

46.6.2 a constructive total loss shall be deemed to have occurred at the date and time of notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (hereinafter called the "**Insurers**") (provided a claim for such constructive total loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, at the date and time at which a constructive total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and either the Owners or the Charterers shall have the right to determine whether or not a case has arisen for the giving of notice of abandonment and the Charterers are hereby irrevocably authorised by the Owners to give the same if it so determines. Each of the Owners and the Charterers, upon the request of the other, shall promptly execute such documents as may be required to enable the other to abandon the Vessel to the Insurers and/or claim a constructive total loss and shall give all possible assistance in pursuing the said claim;

46.6.3 a compromised, agreed or arranged total loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement; and

OMK

46.6.4 a total loss (a) as the result of capture, taking, arrest, seizure, restraint, molestation, detention, confiscation or expropriation occurring under the conditions of the "War Risks" policy of the Vessel or (b) as a result of requisition, shall be deemed to have occurred as set out in the relevant insurance provisions.

46.7 Notwithstanding the above provisions under this Clause 46, the Charterers undertake to comply with the terms and conditions of the Assignment of Insurances.

46.8 The Owners may effect, for its own expense, for the exclusive benefit of the Mortgagee, insurance policies such as mortgagees' interest insurance (MII) and mortgagees' additional perils insurance (MAPI) and pollution insurance on such terms as the Mortgagee on behalf of the Mortgagee shall reasonably require.

46.9 **Notification**

The Charterers shall immediately notify the Owners of:

(a) any accident to the Vessel involving repairs the cost of which is likely to exceed USD 5,000,000;

(b) any occurrence in consequence whereof the Vessel has become or is likely to become a total loss; and

(c) any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel.

47. CALL OPTIONS AND PUT OPTIONS

47.1 **Call option and put option**

47.1.1 The Charterers shall have the right to purchase the Vessel from the Owners (the "**Call Option**") and the Owners shall have the right to sell the Vessel to the Charterers (the "**Put Option**") at the end of the Charter Period (the "**Option Date**"). The purchase price shall be USD 80,000,000 at the date which is the 10 years anniversary of the Delivery Date. If delivery of the Vessel from Owners to Charterers under the Call Option or Put Option takes place on any other date than the date which is the 10 years anniversary of the Delivery Date, the purchase price shall be increased with USD 21,918 per day earlier than such date or reduced by USD 21,918 per day after such date.

47.1.2 If the Charterers or Owners wish to exercise the Call Option or Put Option respectively, the exercising Party shall serve written notice (the "**Option Notice**") to the other Party specifying that they exercise the Call Option or the Put Option (as applicable).

47.1.3 The Option Notice shall be served no later than 90 days prior to the Option Date, and the Vessel shall be delivered from Owners as seller to Charterers as buyers on the Option Date (or, if such date is not a Banking Day, the date shall be the first following Banking Day).

47.2 **Terms of delivery to the Charterers**

When the Vessel is delivered to the Charterers (as buyers) following the exercise of the Call Option or Put Option;

47.2.1 this Charter shall terminate on delivery of the Vessel pursuant hereto and the parties shall thereafter have no claims whatsoever against each other under this Charter, subject to the Charterers payment in full of the

OMK

purchase price for the Call Option or Put Option (as relevant) and compliance by the Charterers and the Owners with all their respective obligations hereunder up to and including the date of delivery, including the payment of any sums accrued due and unpaid under this Charter;

47.2.2 the following terms shall apply in respect of the sale of the Vessel from Owners to Charterer:

(a) the Vessel shall be delivered by the Owners to the Charterers on an "as is where is" basis and the terms set out in sub-clauses 44.4 and 44.5 hereof shall apply mutatis mutandis in the said sale and purchase agreement which shall, without limitation, mean that the Owners shall be deemed to have given no warranties, whether expressed or implied in respect of the condition of the Vessel, her equipment or anything belonging to or otherwise pertaining to the Vessel, neither to the Vessel's seaworthiness, operational performance or in respect of any defects, malfunctions or deficiencies in the Vessel's machinery, equipment or otherwise;

(b) the Owners disclaim any liabilities in respect of encumbrances and maritime liens, other than such created by or on the instructions of the Owners, but the Owners shall effect or procure a complete discharge of the Mortgage against contemporaneous payment of all amounts due and payable hereunder by the Charterers; and

(c) in exchange for payment of the purchase price (and any amount payable under this Charter) the Owners shall furnish the Charterers with a bill of sale duly attested and legalised stating the Vessel to be free of all mortgages and encumbrances created by the Owners and any other documents advised by Charterers which are required for the Charterers to register title to the Vessel in their name. On delivery the Owners (if requested by the Charterers) shall provide for deletion of the Vessel from the register and deliver a certificate of deletion to the Charterers. The Owners shall indemnify the Charterers from any liabilities, losses, costs and expenses arising out of or in connection with a defect in Owners' title to the Vessel at the time of transfer (or purported transfer) of title to the Charterers.

48. SECURITY

48.1 It is a condition precedent to the obligations of the Owners under this Charter that the obligations and liabilities of the Charterers under this Charter be secured by the security created by the Security Documents.

The Security Documents may be further assigned by the Owners to the Mortgagee as security under the Loan Agreement.

48.2 Any Security Document shall be duly executed by the Charterers, in a form and substance acceptable to the Owners, together with such corporate authority and legal opinions as the Owners may reasonably require in respect of the due execution, validity and enforcement of same.

DAS LINES S.A.M.

49. QUIET ENJOYMENT LETTER

Prior to delivery, the Mortgagee shall enter into/issue a quite enjoyment agreement/letter with the Charterers (and the Owner, as the case may be) on terms reasonably acceptable to the Charterers.

To the extent required by any sub-charterer of the Vessel (in the case of sub-bareboat-charter, always with the prior written consent of the Owner and the Mortgage in accordance with Clause of 26 (a) of this Charter), the Owners and the Mortgagee shall enter into a quite enjoyment agreement (or the Mortgagee shall issue a quite enjoyment letter as the case may be) directly with/to such sub-charterer, always provided that the hire payable under such sub-charter shall be assigned by Charterers to Owners as additional security hereunder. The quite enjoyment agreement (or quite enjoyment letter as the case may be) shall be on terms satisfactory to the sub-charterer, Charterers, Owners and the Mortgagee. All the documentation cost for the above quite enjoyment agreement shall be borne by the Charterers.

50. TERMINATION

50.1 Termination Events

Each of the following events shall be a "Termination Event" for the purposes of this Charter:

50.1.1 any payment of Charter Hire or any other sum payable by the Charterers under this Charter is not paid on its due date or (in the case only of sums expressed to be payable by the Charterers on demand) within five (5) Banking Days following the date of demand therefore, provided that if the Charterers fail to make punctual payment of hire due, the Owners shall give the Charterers three (3) Banking Days' written notice to rectify the failure, and when so rectified within those three (3) Banking Days following the Owners' notice, the payment shall stand as punctual;

50.1.2 either (a) the Charterers fail at any time to effect or maintain any insurances required to be effected and maintained under this Charter, or any insurer shall void or cancel any such insurances, or (b) any of the said insurances shall cease for any reason whatsoever to be in full force and effect;

50.1.3 the Charterers at any time fail to observe or perform any of their material obligations under this Charter or the Security Documents, and such failure to observe or perform any such material obligation is either not remediable or is remediable but is not remedied within fifteen (15) Banking Days from (i) the Charterers became or should have become aware of such event or (ii) of receipt by the Charterers of written notice from the Owners requesting remedial action;

50.1.4 any representation or warranty of the Charterers in connection with this Charter, or in any document or certificate furnished to the Owners in connection herewith or therewith shall prove to have been untrue, inaccurate or misleading in any material respect, when made or deemed made;

50.1.5 a mortgage or other encumbrance is established over the Vessel by the Charterers without the prior written consent of the Owners, save for (i) the Mortgage and (ii) other than for reasons solely attributable to the Owners and (iii) any lien arising by operation of law or in the ordinary

OMK

DAS LINES S.A.-M

course of trading of the Vessel provided the same is not more than sixty (60) calendar days overdue or is being contested by the Charterers in good faith by appropriate proceedings;

50.1.6 the Vessel is arrested or detained or a distress or execution is levied or enforced upon or applied for against all or any substantial part of the property or assets of the Charterers, and is not discharged or stayed within sixty (60) calendar days (except where such distress and execution or other legal process is being contested, upon proper notification to the Owners, in good faith by the Charterers); or

50.1.7 the Charterers (without the Owners' prior written consent) cease to be wholly owned (directly or indirectly) by the Charter Guarantor.

50.2 **Effect of a Termination Event**

50.2.1 The occurrence of a Termination Event under this Charter shall constitute a material default by the Charterers under this Charter, the occurrence of which will (in any such case) entitle the Owners by notice to the Charterers to terminate this Charter and recover the amounts outstanding under this Charter.

50.2.2 At any time after a Termination Event shall have occurred and be continuing, the Owners may, by notice to the Charterers immediately, or on such date as the Owners shall specify, terminate the chartering by the Charterers of the Vessel under this Charter, whereupon the Vessel shall be redelivered to the Owners in accordance with the terms of Clause 51. However, following Owners' notice to Charterers of a Termination Event, the Charterers shall be entitled to purchase the Vessel from the Owners and the Owners shall be entitled to sell the Vessel to the Charterers for an amount equal to the applicable Owners' Total Loss Proceeds calculated in accordance with clause 46.2.5.

The Owners or the Charterers (as relevant) shall notify the other party of their exercise of the right to sell and purchase the Vessel respectively as aforesaid within 10 Business Days of the date on which Charterers receives the Owners notice to terminate the Charter due to a Termination Event having occurred.

If the Charterers or Owners exercise their right to purchase or sell the Vessel in accordance with this Clause 50.2.2, delivery of the Vessel shall take place thirty (30) calendar days thereafter (or on another date mutually agreed between the Parties) and Clause 47.2 shall apply *mutatis mutandis* in respect of such delivery.

50.2.3 Subject to any sale and purchase right being exercised pursuant to Clause 50.2.2, on or at any time after termination of the Charter by the Owners pursuant to Clause 50.2.2 hereof the Owners shall be entitled (but not bound and without prejudice to the Charterers obligations under this Charter) to retake possession of the Vessel, the Charterers hereby agreeing that the Owners, for that purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located.

50.2.4 Notwithstanding any termination of the chartering of the Vessel hereunder pursuant to Clause 50.2.2 hereof, the Charterers (i) shall continue to comply with their obligations under this Charter until the Vessel is redelivered to the Owner and (ii) shall pay, or reimburse, to the Owners on demand all losses suffered by the Owners in connection

with such termination including, without prejudice to the generality of the foregoing, all liabilities, costs and expenses so incurred in recovering possession of, and in moving, storing, insuring and maintaining, the Vessel and in carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clauses 15 and 47 hereof together with interest thereon pursuant to Clause 15 hereof from the date on which the relevant loss was suffered by the Owners until the date of payment or reimbursement thereof (both before and after any relevant judgment or winding up of the Charterers).

51. REDELIVERY

In addition to what has been agreed in Clause 10 above, the condition of the Vessel at redelivery shall be as follows:

51.1.1 with all the Vessel's licenses, operational, national and international certificates the Vessel had when she was delivered under the Charter and hull/machinery survey positions for statutory surveys, all to be free, valid and unextended without conditions or recommendation falling due for a minimum of three (3) months from the time of redelivery;

51.1.2 in the same structure, state and condition as that in which she was deemed delivered under Clause 44 above, fair wear and tear not affecting class or any other licenses/certificates excepted;

51.1.3 with any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard), all records, logs, plans, operating manuals and drawings, spare parts onboard shall be included and such other items as are then in the possession of the Charterers shall be delivered to the Owners;

51.1.4 free and clear of all liens; and

51.1.5 free of average damage affecting the Vessel's class.

51.2 Without prejudice to the foregoing, the Charterers shall, if requested to do so by the Owners, assign to the Owners at the redelivery all and any such rights as they may have under the Charterers' insurances for the Vessel in respect of damage to the Vessel, whether or not then known other than any rights to be reimbursed by any insurers for costs previously incurred by the Charterers.

51.3 Preparations for redelivery

51.3.1 The Owners shall, during a period of up to thirty (30) calendar days prior to the planned date of redelivery under this Charter, be entitled at their own risk and expense, to place representatives on board the Vessel for familiarisation purposes, without interference to Vessel's schedule, operation and/or repair, subject to signing of standard indemnity letter.

51.3.2 Prior to redelivery of the Vessel to the Owners the Charterers shall, free of charge, deliver print-outs and data surveys of inventory, equipment and consumables on board the Vessel, as well as all drawings and/or specifications in their possession relating to the Vessel.

51.4 Prior to redelivery or Repossession, a Protocol of Redelivery/Repossession shall be prepared jointly by the parties addressing relevant issues of the survey in comparison with the Vessel's condition on delivery, and listing specifically any leased or hired equipment. A final joint report from the surveyors appointed by

M.I. DAS LINE S.A.

OMK

the Owners and the Charterers respectively shall be prepared as to the condition of the Vessel and a list of agreed deficiencies shall be drawn up.

52. CHARTER GUARANTEE

52.1 The Charter Guarantor as primary obligor and not merely as surety hereby unconditionally and irrevocably guarantees as for its own debt due and punctual performance by the Charterer of all of its obligations towards the Owners under the Charter, including, without limitation, the due and punctual payment of all amounts which the Charterers owe or may owe to the Owners under the Charter and/or any Security Document.

52.2 The Charter Guarantor hereby waives:

52.2.1 any requirement that the Owners, following the declaration of a Termination Event under the Charter, first make demand upon or seek to enforce remedies against the Charterers in respect of the amounts outstanding under the Charter, before demanding payment or seeking to enforce the Charter Guarantee;

52.2.2 any right to exercise any rights of subrogation into the rights of the Owners or any security issued or made pursuant to this Charter, without the prior written consent of the Owners until and unless the Owners shall have received all amounts due or to become due to it from the Charterers;

52.2.3 all of its rights to claim reimbursement from the Charterers for payments made hereunder until and unless the Owners shall have received all amounts due or to become due to them from the Charterers under the Charter; and

52.2.4 any requirement that additional security be provided or maintained.

For the avoidance of doubt this obligation shall not be construed to be a waiver of the Charter Guarantor's right to invoke any lawful defences it may have as an independent primary obligor.

52.3 Further, in particular but not limited to the following, the Charter Guarantor hereby agrees and accepts:

52.3.1 That the Charter Guarantee shall remain in full force and effect until all of the Charterers' liabilities and obligations to the Owner under or in respect of the Charter have been fully performed and discharged;

52.3.2 that its obligations under the Charter Guarantee shall be unconditional, irrespective of the genuineness, validity, regularity or enforceability of the Charter or the Security Documents and any defence made by the Charterers thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Charter Guarantee;

52.3.3 that the granting of time or any other indulgence to the Charterers shall not discharge its liabilities under the Charter Guarantee;

52.3.4 that multiple demands can be made under the Charter Guarantee; and

52.3.5 that no alteration, modification, rescission or waiver in respect of the Charter or any of the Security Documents, any agreement relating to claims against the Charterers thereunder or any third party agreement for security or otherwise, shall affect its obligations under the Charter

OMK

DAS LINE S.A.M.

Guarantee.

53. INDEMNITY

53.1 Subject to the terms of this Charter, the Charterers agree at all times to indemnify the Owners and hold them harmless and keep the Owners indemnified and held harmless against:-

53.1.1 Any costs, charges, or expenses which the Charterers have agreed to pay under this Charter and which shall be claimed or assessed against or paid by the Owners;

53.1.2 Any taxes imposed on, or suffered by, the Owners in respect of payments under this Charter;

53.1.3 All losses, costs, charges, expenses, fees, payments, penalties, fines, damages, liabilities or other sanctions of a monetary nature (collectively the "**Losses**") suffered or incurred by the Owners and arising directly during the tenure of this Charter or in relation to the Charter in any manner (except if caused by the Owners) out of the delivery, non-delivery, purchase, registration, chartering, sub-chartering, possession, control, use and, operation, design, manufacture, importation, ownership, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel, or the Charterers' use and operation of the Vessel, or the Charterers' default under this Charter, or otherwise in connection with the Vessel, including but not limited to those Losses described in Clause 50.2.4 and including any and all claims in tort or in contract by any sub-charterers of the Vessel from the Charterers,;

53.1.4 All Losses suffered or incurred by the Owners, the Owners' Parent or the Mortgagee as a result of failure by any of the Charterers or the Charter Guarantor to comply with the terms of the Charter, the Charter Guarantee or the Security Documents;

53.1.5 All Losses suffered or incurred by the Owners or the Mortgagee during the tenure of this Charter or in relation to the Charter in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom, except only that Owners shall itself bear its own Losses if they are caused solely by;

(i) The Mortgagee's enforcement of the Security Documents following the Owners' default under the Loan Agreement provided such default is not attributable to any breach by the Charterers of any provision of this Charter and/or the Security Documents or such default has not occurred as the direct result of the use or operation of the Vessel by the Charterers under this Charter; or

(ii) Claims brought against the Owners that are not related to the Charterers, the Charter Guarantor, the Vessel, the Owners' ownership thereto, or the operation or chartering thereof,

in which events the Owners shall (a) at their own expense take all reasonable steps to secure that the Vessel is released within a reasonable time, and (b) indemnify the Charterers for Charterers' Losses caused by such arrest, confiscation, seizure, taking in execution,

OMK

M.I. DAS LINE S.A.

impounding, forfeiture or detention of the Vessel, limited to the Charter Hire paid by Charterers for the period in which Charterers are deprived of the use of the Vessel because thereof;

53.1.6 All Losses suffered or incurred by the Owners with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from the Vessel of oil or any other hazardous substance during the tenure of this Charter or in relation to the Charter during the tenure of this Charter or in relation to the Charter, including without limitation, any claims asserted or arising under the US Oil Pollution Act of 1990 the US Federal Water Pollution Control Act (as each of them may be amended and/or re-enacted from time to time hereafter) or other similar and/or applicable legislation, regardless of whether or not caused by the Charterers, and regardless of whether caused by causes within or outside the control of the Charterers, including force majeure; and

53.1.7 All Losses suffered or incurred by the Owners which result from claims which may be made during the tenure of the Charter or in relation to the Charter on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever;

provided always that the Charterers shall be entitled to take, in the name of the Owners, such reasonable action as the Charterers see fit to defend or avoid any Losses or to recover the same from any third party but subject to the Charterers first ensuring that the Owners are indemnified and secured to their reasonable satisfaction against all Losses thereby incurred or to be incurred.

53.2 If, under any applicable law, whether as a result of judgment against the Charterers or the liquidation of the Charterers or for any other reason, any payment to be made by the Charterers under or in connection with this Charter is made or is recovered in a currency other than the currency (the "**Currency of Obligation**") in which it is payable pursuant to this Charter then, to the extent that the payment (when converted into the Currency of Obligation at the rate of exchange on the date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Charter, the Charterers shall as a separate and independent obligation, fully indemnify the Owners against the amount of the shortfall; and for the purposes of this sub-clause "rate of exchange" means the best rate at which the Owners are able on the relevant date to purchase the Currency of Obligation with the other currency.

53.3 The indemnities contained in this Clause 53, and each other indemnity contained in this Charter, shall survive any termination or other ending of this Charter, but the indemnity contained in this Clause 53 hereof shall not apply, if and to the extent, that the relevant Losses arise as a result of (i) any act, neglect or default of or by any person other than the Charterers or (ii) any fraudulent or wilful misconduct or recklessness of the Owners, or any failure on the part of the Owners to comply with any of the terms of this Charter or (iii) any encumbrance, mortgage, charge, lien or other security interest whatsoever over the Vessel in respect of a debt, liability or other obligation of the Owners (other than any such arising from or in connection with the use or operation of the Vessel by the Charterers).

53.4 All moneys payable by the Charterers under this Clause 53 shall be paid on demand.

OMK

54. OWNERS' PARENT GUARANTEE

54.1 The Owners' Parent as primary obligor and not merely as surety hereby unconditionally and irrevocably guarantees as for its own debt the due and punctual payment of all amounts which the Owners owe or may owe to the Charterers under this Agreement (the **"Owners' Parent Guarantee"**).

54.2 The Owners' Parent hereby waives:

54.2.1 any requirement that the Charterers first make demand upon or seek to enforce remedies against the Owners in respect of any amounts outstanding under this Agreement, before demanding payment from the Owners' Parent or seeking to enforce the Owners' Parent Guarantee;

54.2.2 any right to exercise any rights of subrogation into the rights of the Charterers or any security issued or made pursuant to this Agreement, without the prior written consent of the Charterers, until and unless the Charterers shall have received all amounts due or to become due to it from the Owners;

54.2.3 all of its rights to claim reimbursement from the Owners for payments made hereunder until and unless the Charterers shall have received all amounts due or to become due to them from the Owners under this Agreement; and

54.2.4 any requirement that additional security be provided or maintained.

For the avoidance of doubt this obligation shall not be construed to be a waiver of the Owners' Parent's right to invoke any lawful defences it may have as an independent primary obligor.

54.3 Further, in particular but not limited to the following, the Owners' Parent hereby agrees and accepts:

54.3.1 That the Owners' Parent Guarantee shall remain in full force and effect until all of the Owners' liabilities and obligations to the Charterers under or in respect of the Charter have been fully performed and discharged;

54.3.2 that its obligations under the Owners' Parent Guarantee shall be unconditional, irrespective of the genuineness, validity, regularity or enforceability of the Charter and any defence made by the Owners thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Owners' Parent Guarantee;

54.3.3 that the granting of time or any other indulgence to the Owners shall not discharge its liabilities under the Owners' Parent Guarantee;

54.3.4 that multiple demands can be made under the Owners' Parent Guarantee; and

54.3.5 that no alteration, modification, rescission or waiver in respect of the Charter, any agreement relating to claims against the Owners thereunder or any third party agreement for security or otherwise, shall affect its obligations under the Owners' Parent Guarantee.

For and on behalf of
MI-DAS LINE S.A.
as Owners

By: GENJI OHKOUCHI
Title: PRESIDENT

For and on behalf of
FLEX VOLUNTEER LIMITED
as Charterers

By: Øystein Kalleklev
Title: Principal Executive Officer

For and on behalf of
FLEX LNG LTD.
Charter Guarantor

By: Øystein Kalleklev
Title: Principal Executive Officer

For and on behalf of
FLEX LNG FLEET LIMITED
Charter Guarantor

By: Øystein Kalleklev
Title: Principal Executive Officer

For and on behalf of
DOUN KISEN CO. LTD
Owners' Parent

By: Genji Okochi
Title: President